Exhibit 99.1

                      Volt Information Sciences Announces
                             Third Quarter Results

    NEW YORK--(BUSINESS WIRE)--Sept. 7, 2005--Volt Information Sciences, Inc. (NYSE: VOL) today reported financial results for the Company's third quarter and nine months ended July 31, 2005.
    Volt will conduct a conference call webcast at 11:00 A.M. (EDT) today to discuss third quarter results. The conference call dial-in number is 1-888-469-0571 (domestic) or 1-517-623-4001 (international), passcode: Third Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_release.cfm.
    Attached is a summary of the Company's results of operations and the notes thereto. The notes are an integral part of the summary.

    THIRD QUARTER - FISCAL 2005 RESULTS

    For the third quarter of fiscal 2005 ended July 31, 2005, the Company reported net income of $5.0 million, or $0.32 per share, compared to $9.2 million, or $0.60 per share, in the fiscal 2004 third quarter. Net sales for the 2005 quarter increased by 9% to $543.5 million, compared to $500.7 million in last year's comparable quarter.

    NINE MONTHS - FISCAL 2005 RESULTS

    For the first nine months of fiscal 2005, the Company reported net income of $8.7 million, or $0.56 per share, on net sales of $1.6 billion, compared to net income of $22.2 million, or $1.45 per share, on net sales of $1.4 billion last year. The 2004 results included net income of $9.5 million, or $0.62 per share related to discontinued operations resulting from the sale of a building used by a subsidiary previously sold.

    REORGANIZATION OF TELECOMMUNICATIONS SERVICE

    The Company also announced a restructuring and reorganization of the Telecommunications Services segment which it commenced implementing in August. As part of that reorganization, R. J. Anderson has been appointed President of the segment. Mr. Anderson joined Volt in 2001 and prior to his promotion held the position of Senior Vice President of the Construction and Engineering division of the segment. Prior to coming to Volt, Mr. Anderson had been associated with General Dynamics for twenty years. His final position in that company was as President of the Network Infrastructure and Commercial divisions.
    Mr. William Shaw, Chairman and President of Volt, in commenting on the action taken, stated "For several years the depressed economic conditions in the telecommunications industry has made it extremely difficult to achieve acceptable profitability using the structure that had been so profitable in prior years. A detailed and comprehensive study by Volt has resulted in a decision to adopt a more productive structure, which we believe should improve results. The reorganization, when completed", stated Mr. Shaw, "will result in an annual reduction of approximately $4.2 million in overhead and a more focused and efficient operating structure."

    STAFFING SERVICES

    The 8% increase in sales in the fiscal 2005 third quarter from the comparable fiscal 2004 quarter was due to increased staffing business in both the Technical Placement and the Administrative and Industrial divisions offset, by a decrease in the VMC Consulting business of the Technical Placement division. Gross Profit for the segment increased 2.6% while gross margin as a percentage of sales for the quarter declined to 15% from 16% in the fiscal 2004 comparable quarter, primarily due to higher payroll taxes throughout the segment and reduced markups within VMC Consulting. Overhead increased $6.4 million, primarily the result of an increase in indirect labor and related payroll costs incurred to sustain the forecasted growth of the segment, including a material increase in the VMC Consulting business, resulting in a decrease in overall segment profitability.

    COMPUTER SYSTEMS

    The Computer Systems segment's sales increase in the third quarter of fiscal 2005 over the comparable 2004 quarter was primarily due to improvements in the segment's operator services business, including ASP directory assistance. The sales increase included $6.2 million of DOS business acquired from Nortel Networks, which represented 14% of the segment's sales for the 2005 quarter. A lower gross margin percentage in the current quarter, as compared to the 2004 third quarter, was partially due to the favorable settlement of vendor disputes and refunds in the 2004 quarter approximating $1.5 million, lower margins recognized in the current quarter related to product revenue and the absence of Nortel business in the 2004 quarter (acquired in the fourth quarter of 2004), the margins of which are lower than other business units of the segment.

    TELEPHONE DIRECTORY

    The Telephone Directory segment's 23% increase in sales for the third quarter of fiscal 2005 from the comparable 2004 quarter were the result of increases in the community telephone directory operation of DataNational, sales of the telephone directory systems operation and sales in the printing operation in Uruguay. DataNational's increased revenue and gross profit was due to an increase in the number of directories printed and delivered during the quarter. The segment's $3.0 million increase in operating profit was the result of the sales increase, partially offset by a decrease in gross margin percentage, which was primarily due to the product mix within the segment.

    TELECOMMUNICATIONS SERVICES

    The Telecommunications Services segment's sales decrease of 17% in the third quarter of fiscal 2005 from the comparable 2004 quarter was due to declines in the Business Systems and Construction and Engineering divisions, partially offset by an increase in the smaller Central Office division. The segment's operating loss for the quarter was due to the sales decrease and the reduction in gross margin percentage, partially offset by the decreased overhead. Actions by certain major long-distance telephone companies to reduce marketing of local residential service have negatively impacted sales and continue to impact margins of the segment as increased competition for less available work continues to pressure pricing and gross margins throughout most of the segment. Despite an emphasis on cost controls, which reduced quarterly overhead by 23% compared to the previous year, the results of the segment continue to be affected by the decline in capital spending by telephone companies caused by the depressed conditions within the segment's telecommunications industry customer base.

    GENERAL CORPORATE EXPENSES

    The increase in General Corporate expenses compared to the 2004 quarter was related to expenses necessary to meet the disaster recovery redundancy requirements for business continuity and communications, increases in compensation and higher professional fees and costs related to compliance with the Sarbanes-Oxley Act.
    Cash and cash equivalents, excluding restricted cash, was $64.9 million at the end of the quarter. At July 31, 2005, the Company had sold a participating interest in accounts receivable of $95.0 million under its securitization program and had the ability to finance an additional $55.0 million under the facility.
    In addition, the Company may borrow under a $40.0 million revolving secured credit facility. The facility requires the maintenance of certain accounts receivable balances in excess of borrowings and terminates in April 2008 unless extended. At July 31, 2005, the Company had borrowed $4.2 million (two million Euros and one million British pounds) under the facility.

    Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt's web site at http://www.volt.com.

    This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention:
Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.


                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
                         SUMMARY OF OPERATIONS
                              (UNAUDITED)


                       THIRD QUARTER ENDED       NINE MONTHS ENDED
                        July 31,   August 1,     July 31,    August 1,
                            2005        2004         2005     2004 (1)
                     ----------- ----------- ------------ ------------
                                                           (Restated)
                       (Dollars in thousands, except per share data)

Net sales              $543,515    $500,732   $1,587,395   $1,393,170
                     =========== =========== ============ ============

Income from
 continuing
 operations before
 minority interest
 and income taxes        $9,821     $15,292      $19,195      $20,942
Minority interest --
 Note A                  (1,451)                  (4,704)
                     ----------- ----------- ------------ ------------
Income from
 continuing
 operations before
 income taxes             8,370      15,292       14,491       20,942
Income tax provision     (3,404)     (6,053)      (5,806)      (8,248)
                     ----------- ----------- ------------ ------------
Income from
 continuing
 operations               4,966       9,239        8,685       12,694

Discontinued
 operations -sale of
 real estate -- Note
 B                                                              9,520
                     ----------- ----------- ------------ ------------

Net income               $4,966      $9,239       $8,685      $22,214
                     =========== =========== ============ ============


                                      Per Share Data
Basic
   Income from
    continuing
    operations            $0.32       $0.61        $0.57        $0.84
   Discontinued
    operations                                                   0.62
                     ----------- ----------- ------------ ------------
   Net income             $0.32       $0.61        $0.57        $1.46
                     =========== =========== ============ ============


Diluted:
   Income from
    continuing
    operations            $0.32       $0.60        $0.56        $0.83
   Discontinued
    operations                                                   0.62
                     ----------- ----------- ------------ ------------
   Net income             $0.32       $0.60        $0.56        $1.45
                     =========== =========== ============ ============


Weighted average
 number of shares
 outstanding - basic 15,327,506  15,232,638   15,314,088   15,225,936
                     =========== =========== ============ ============

Weighted average
 number of shares
 outstanding -
 diluted             15,392,071  15,398,710   15,426,727   15,341,679
                     =========== =========== ============ ============

(1) As previously announced in January 2005, the Company has restated its previously issued financial statements for the first two quarters of fiscal year 2004 as a result of inappropriate application of accounting principles for revenue recognition by its telephone directory publishing operation in Uruguay. Accordingly, sales have been increased by $2.5 million and the net operating profit has been increased by $0.7 million or $0.05 per share for the nine months ended August 1, 2004.

                            (Notes Follow)

                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
              SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                              (UNAUDITED)


                           THIRD QUARTER ENDED     NINE MONTHS ENDED
                            July 31, August 1,   July 31,   August 1,
                             2005      2004       2005       2004 (1)
                           --------- --------- ----------- -----------
Net Sales:                       (Dollars in thousands)     (Restated)
----------
Staffing Services -- Note C
 Traditional Staffing      $440,151  $410,112  $1,297,067  $1,150,026
 Managed Services           278,339   306,054     888,105     835,850
                           --------- --------- ----------- -----------
 Total Gross Sales          718,490   716,166   2,185,172   1,985,876
 Less: Non-Recourse
  Managed Services         (268,305) (298,354)   (861,790)   (814,770)
                           --------- --------- ----------- -----------
Net Staffing Services       450,185   417,812   1,323,382   1,171,106
Telephone Directory          23,899    19,436      56,972      52,118
Telecommunications
 Services                    30,825    37,041      93,964     100,445
Computer Systems             43,806    30,128     127,920      80,550
Elimination of inter-
 segment sales               (5,200)   (3,685)    (14,843)    (11,049)
                           --------- --------- ----------- -----------

Total Net Sales            $543,515  $500,732  $1,587,395  $1,393,170
                           ========= ========= =========== ===========

Income (Loss) from
 Continuing Operations
 Before Minority Interest
 and Income Taxes
Staffing Services            $6,952   $11,642     $16,668     $22,600
Telephone Directory           5,603     2,621      10,211       7,215
Telecommunications
 Services                      (983)    1,064      (3,219)     (1,655)
Computer Systems              8,050     9,090      24,579      19,479
                           --------- --------- ----------- -----------
Total Segment Operating
 Profit                      19,622    24,417      48,239      47,639

General corporate expenses   (9,220)   (7,704)    (26,503)    (22,897)
                           --------- --------- ----------- -----------
Total Operating Profit       10,402    16,713      21,736      24,742

Interest income and other
 expense                       (297)     (952)     (1,043)     (2,381)
Foreign exchange gain
 (loss) - net                   144       (28)       (116)        (98)
Interest expense               (428)     (441)     (1,382)     (1,321)
                           --------- --------- ----------- -----------

Income from Continuing
 Operations Before
 Minority Interest and
 Income Taxes                $9,821   $15,292     $19,195     $20,942
                           ========= ========= =========== ===========

(1) As previously announced in January 2005, the Company has restated its previously issued financial statements for the first two quarters of fiscal year 2004 as a result of inappropriate application of accounting principles for revenue recognition by its telephone directory publishing operation in Uruguay. Accordingly, sales have been increased by $2.5 million and the net operating profit has been increased by $0.7 million for the nine months ended August 1, 2004.

                            (Notes Follow)

                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEET DATA
                              (Unaudited)

                                                  July 31, October 31,
                                                      2005        2004
                                                ---------- -----------
Assets                                          (Dollars in thousands)
 Current Assets
   Cash and cash equivalents, including
    restricted cash of $24,168 (2005) and
    $43,722 (2004) -- Note C                      $89,023     $88,031
   Short-term investments                           4,183       4,248
   Trade receivables, net -- Note D               370,682     409,130
   Inventories                                     37,220      32,676
   Recoverable income taxes                           900           -
   Deferred income taxes                            9,465       9,385
   Prepaid and other assets                        19,665      14,847
                                                ---------- -----------
 Total Current Assets                             531,138     558,317

 Property, plant and equipment, net                80,052      85,038
 Deposits and other assets                          2,532       1,539
 Goodwill                                          29,144      29,144
 Other intangible assets, net                      15,172      15,998
                                                ---------- -----------
 Total Assets                                    $658,038    $690,036
                                                ========== ===========

Liabilities and Stockholders' Equity
 Current Liabilities
   Notes payable to bank                           $8,051      $7,955
   Current portion of long-term debt                2,367         399
   Accounts payable                               161,226     192,163
   Accrued wages and commissions                   52,570      54,200
   Accrued taxes other than income taxes           18,013      17,729
   Other accruals                                  30,424      36,036
   Deferred income and other liabilities           31,582      36,909
   Income taxes payable                                 -       4,270
                                                ---------- -----------
 Total Current Liabilities                        304,233     349,661

 Accrued insurance                                  3,684          86
 Long-term debt                                    13,409      15,588
 Deferred income taxes                              9,397      11,764
 Minority interest -- Note A                       41,124      36,420

 Stockholders' Equity                             286,191     276,517
                                                ---------- -----------
 Total Liabilities and Stockholders' Equity      $658,038    $690,036
                                                ========== ===========
                            (Notes Follow)

           VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
              SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                              (UNAUDITED)


A - On August 2, 2004, Volt Delta Resources, LLC ("VoltDelta"), a wholly-owned subsidiary of the Company, closed a Contribution Agreement signed with Nortel Networks, Inc. ("Nortel Networks") on June 11, 2004 under which Nortel Networks contributed certain of the assets (consisting principally of customer base and contracts, intellectual property and inventory) and certain specified liabilities of its directory and operator services ("DOS") business to VoltDelta in exchange for a 24% minority equity interest in VoltDelta. Together with its subsidiaries, VoltDelta is reported as the Company's Computer Systems segment. VoltDelta is using the assets acquired from Nortel Networks to enhance the operation of its DOS business. The acquisition permits VoltDelta to provide the newly combined customer base with new solutions, an expanded suite of products, content and enhanced services.

B - The results of discontinued operations reflect the sale of real estate, in the second quarter of 2004, previously leased by the Company to its former 59% owned subsidiary, Autologic Information International, Inc., which interest was sold in November 2001. The cash transaction resulted in a $9.5 million gain, net of taxes of $4.6 million.

C - Under certain contracts with customers, the Company manages the customers' alternative staffing requirements, including transactions between the customer and other staffing vendors ("associate vendors"). When payments to associate vendors are subject to the receipt of the customers' payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is included in cash and cash equivalents on the July 31, 2005 and October 31, 2004 balance sheets.

D - On April 15, 2002, under a securitization program, the Company, through a 100%-owned consolidated special purpose subsidiary, sold a participation interest of $50.0 million out of an initial pool approximating $162.0 million of receivables to an unaffiliated third party. The outstanding balance of the participation interest sold was $95.0 million at July 31, 2005 and $70.0 million at October 31, 2004. Accordingly, the trade receivables included on the July 31, 2005 and October 31, 2004 balance sheets have been reduced to reflect the $95.0 million and $70.0 million participation interest sold, respectively.



    CONTACT: Volt Information Sciences, Inc.
             James J. Groberg / Ron Kochman
             212-704-2400
             voltinvest@volt.com